Exhibit 99.1

Dayton, OH November 1, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 1, 2007

MTC TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2007

DAYTON, OH, November 1 – MTC Technologies, Inc. (Nasdaq: MTCT), an industry-recognized provider of Aircraft Modernization and Sustainment, Professional Services, C4ISR, and Logistics solutions to the Department of Defense and national security agencies, today reported results for the quarter ended September 30, 2007.

Raj Soin, Founder, Chairman of the Board and Chief Executive Officer, noted, “I believe that the combination of wins this quarter and our strong funded backlog bode well for future revenue growth. I am particularly pleased with the wins that the Modernization and Sustainment group recorded during the quarter.”

Third Quarter Results:

Revenues of $114.6 million for the quarter ended September 30, 2007 reflected a $9.4 million increase over the $105.2 million recorded in the same period of 2006. The higher third quarter 2007 revenue was primarily the result of the contract deliveries under our Flexible Acquisition and Sustainment Tool (FAST) contract.

Gross profit of $16.4 million for the quarter ended September 30, 2007 decreased $0.9 million over the $17.3 million recorded in the same period of 2006. Gross profit as a percentage of revenue was 14.3% compared to 16.5% in the same period of 2006. The change is attributable to decreased margins at Aerospace Integration Corporation (AIC) associated with rebuilding of that business, higher than anticipated expenses amounting to approximately $0.7 million on certain fixed price contracts and variations in overall business mix.

Operating income for the quarter ended September 30, 2007 was $7.7 million, compared to $9.4 million recorded in the quarter ended September 30, 2006. This change reflects the decreased gross margin combined with a $0.8 million increase in general and administrative expenses. The increase in general and administrative expenses for the quarter ended September 30, 2007 was primarily due to increased bid and proposal costs due to increased bid activity.

Net income for the quarter ended September 30, 2007 was $4.2 million, a 12.6% decrease over third quarter 2006 net income of $4.8 million. This decrease primarily reflects the decreased operating incomes, partially offset by other income. The other income relates to a negotiated purchase price adjustment determination for a previously completed acquisition. The portion of the adjustment that affected net income was $0.5 million. Fully diluted earnings per share for the third quarter of 2007 were $0.28 compared to fully diluted earnings per share of $0.31 for the third quarter of 2006. The acquisition-related adjustment increased fully diluted earnings per share by approximately $0.04 during the third quarter of 2007.

EBITDA of $10.9 million was 9.5% of revenue for the quarter ended September 30, 2007, compared to the $12.0 million, or 11.4% of revenue, reported in the same period of 2006. Excluding the $0.6 million non-operating other income, adjusted EBITDA for the quarter ended September 30, 2007 was $10.3 million or 9.0% of revenue.

Mark Brown, President and Chief Operating Officer of MTC noted, “The results of this quarter reflect our focus on revenue growth and are beginning to reflect the cost savings associated with the restructuring. The wins this quarter substantiate our belief that AIC will play an important role in our future growth.”

Year-to-date September 30, 2007 Highlights:

Revenues for the nine months ended September 30, 2007 increased 5.5% to $321.7 million, an increase of $16.8 million over revenue of $304.8 million from the same period in 2006. Gross profit for the nine months ended September 30, 2007 decreased 3.1% to $48.7 million, a decrease of $1.6 million over the same period in 2006. Gross profit as a percentage of revenue for the nine months ended September 2007 and 2006 was 15.1% and 16.5%, respectively. Operating income of $20.0 million for the nine months ended September 30, 2007 decreased 29.7% from the operating income of $28.5 million recorded during the same period in 2006. The lower operating income reflected the reduction in gross profit, a $1.5 million restructuring charge recorded in the second quarter of 2007, increased bid and proposal costs and an increase in general and administrative expenses largely due to the acquisition of AIC in the second quarter of 2006.

Net income for the nine months ended September 30, 2007 was $10.0 million, a $5.0 million decrease over net income of $15.0 million for the same period in 2006. Fully diluted earnings per share for the nine months ended September 30, 2007 and 2006 were $0.66 and $0.96, respectively. Fully diluted earnings per share for the nine months ended September 30, 2007 included a $0.9 million after-tax restructuring charge, which reduced earnings per share by approximately $0.06 per share as well as a $0.5 million after-tax acquisition-related adjustment, which increased earnings per share by approximately $0.04 per share.

EBITDA of $28.4 million was 8.8% of revenue for the nine months September 30, 2007 compared to $35.3 million, or 11.6% of revenue, reported in the same period of 2006. Excluding the $1.5 million restructuring charge and $0.6 million of other income, adjusted EBITDA for the nine months ended September 30, 2007 was $29.3 million or 9.1% of revenue.

Company Guidance:

The Company provided guidance for the fourth quarter and full year 2007.

	Share amounts in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Fourth Quarter 2007	At least $105 million	At least $3.7 million	At least $0.24 – Basic	15,150
			At least $0.24 – Diluted	15,190
Full Year 2007	At least $427 million	At least $13.7 million	At least $0.90 – Basic	15,165
			At least $0.90 – Diluted	15,205

Third Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EDT to discuss its third quarter 2007 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #16 of the “25 Fastest Growing Technology Companies—2006”,

by Washington Technology as 55th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked #14 by Aviation Week & Space Technology among the “Top Performing Small Companies,” MTC, employs approximately 2,700 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to successfully reduce costs; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	September 30, 2007	December 31, 2006
Current assets	$126,059	$121,953
Current liabilities	66,074	69,056
Working capital	59,985	52,897
Cash	—	3,342
Accounts receivable	85,330	90,630
Long-term bank debt	73,540	80,300
Stockholders’ equity	187,274	178,883
Total assets	333,021	334,309

Days Sales Outstanding (DSO’s) in accounts receivable at September 30, 2007 and September 30, 2006 were 80 and 76 days, respectively.

Reconciliation Between Net Income, EBITDA and Adjusted EBITDA (in thousands):

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Net income	$4,227	$4,837	$10,002	$15,042
Income tax expense	2,782	3,145	6,341	9,780
Net interest expense	1,293	1,428	4,248	3,628
Depreciation and amortization	2,564	2,621	7,835	6,883

EBITDA	$10,866	$12,031	$28,426	$35,333

Restructuring charge	—	—	1,452	—
Other non-operating income	(593)	—	(593)	—

Adjusted EBITDA before restructuring charge and non-operating income	$10,273	$12,031	$29,285	$35,333

EBITDA is a non-GAAP measure, which we define as earnings (net income) before interest expense, income tax expense and depreciation and amortization. EBITDA, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an equity investor or analyst in evaluating our operating performance because:

•

it is widely used by investors and analysts in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon acquisition history, capital intensity, financing options and the method by which its assets were acquired; and

•

it helps investors more meaningfully evaluate and compare the results of our operations from period to period to those of other companies by removing the impact of our financing options and asset base from our operating results.

Our management uses EBITDA:

•

as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our financing options and asset base from our operating results;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	to assess compliance with financial ratios and covenants included in our credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

During the third quarter of 2007 we also provided adjusted EBITDA which we define as EBITDA before restructuring charges and other non-operating income. Management believes excluding the restructuring charge and non-operating income from EBITDA is a more comparable indicator of the Company’s performance from period to period and relative to its peers because these are non-recurring items which affected the income statement.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	$114,621	$105,194	$321,681	$304,845
Gross profit	16,423	17,321	48,713	50,270
General and administrative expenses	7,177	6,375	22,654	17,445
Restructuring charge	—	—	1,452	—
Intangible asset amortization	1,537	1,536	4,609	4,375
Operating income	7,709	9,410	19,998	28,450
Other income	593	—	593	—
Net interest expense	1,293	1,428	4,248	3,628
Income before income tax expense	7,009	7,982	16,343	24,822
Income tax expense	2,782	3,145	6,341	9,780
Net income	$4,227	$4,837	$10,002	$15,042

Basic and diluted earnings per share:	$0.28	$0.31	$0.66	$0.96

Weighted average common shares outstanding:
Basic	15,145,406	15,605,610	15,165,574	15,713,958
Diluted	15,187,215	15,625,304	15,202,363	15,746,258

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com